UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 27, 2020

Health Discovery Corporation

(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Blvd, Suite 300, Atlanta GA  30319

(Address of principal executive offices / Zip Code)

(404) 566-4865

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	HDVY	NA

Item 5.07	Submission of Matters to a Vote of Security Holders.

Health Discovery Corporation (the “Company”) held its annual meeting of shareholders via webinar on May 27, 2020 (“Shareholder Meeting”).  At the Shareholder Meeting, the shareholders representing common shares and preferred shares elected the following directors by the vote shown:

	Votes For	Votes Withheld

George H. McGovern, III	351,408,392	45,403,971

Marty Delmonte	355,406,060	41,406,303

William F. Fromholzer	351,453,642	45,358,721

Colleen M. Hutchinson	351,408,392	45,403,971

Edward Morrison	351,453,642	45,358,721

James Murphy	351,513,642	45,298,721

As a result, the Directors listed above will serve until the election and qualification of their successors or until their earlier resignation.

In addition, the shareholders approved an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from 450,000,000 to 900,000,000 and increase the number of authorized shares of our preferred stock from 45,000,000 to 90,000,000 by the vote shown:

Votes For:	332,035,338
Votes Against:	64,593,670
Abstaining:	183,355

Lastly, the shareholders ratified the appointment by the Board of Directors’ selection of Frazier & Deeter, LLC, as the Company's independent auditors for the fiscal year 2020 by the vote shown:

Votes For:	385,728,752
Votes Against:	10,003,530
Abstaining:	1,080,081

Item 8.01	Other Events.

On March 25, 2020, the Securities and Exchange Commission announced that it is extending the filing periods covered by its previously enacted conditional reporting relief for certain public company filing obligations under the federal securities laws. Specifically, the Securities and Exchange Commission’s Order under Section 36 of the Securities Exchange Act of 1934 Granting Exemptions From Specified Provisions of the Exchange Act and Certain Rules Thereunder dated March 25, 2020 (Release No. 34-88465) (the “Order”) extends the filing date of the Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “Report”) due to the circumstances related to COVID-19. The Company will be relying on this Order and intends to comply within the timeframe authorized by the Order. In particular, COVID-19 has caused severe disruptions in transportation and limited access to the Company’s facilities, resulting in limited support from its staff and professional advisors. This has, in turn, delayed the Company’s ability to complete its audit and prepare the Report. Notwithstanding the foregoing, the Company expects to file the Report by June 30, 2020.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with their election to the Company’s Board of Directors at the Shareholder Meeting and in recognition of their continuing contributions to the Company, on June 1, 2020, the Company granted to Mr. William Fromholzer, Ms. Colleen Hutchinson, Mr. Ed Morrison, and Mr. James Murphy each a one-time cash payment of $20,000 as well as an option to purchase 3,000,000 shares of the Company’s common stock. Additionally, the Company granted to Mr. George McGovern and Mr. Marty Delmonte each an option to purchase 5,000,000 shares and 4,500,000, respectively, of the Company’s common stock. Furthermore, the Company agreed to increase Mr. Delmonte’s salary by $25,000 to $150,000. These option grants are consistent with what has been granted to other board members and management of the Company. The options immediately vest, have an exercise price of $0.0138 and expire on June 1, 2030. The exercise price is based upon the closing price of the Company’s common stock on the date of the option grant. The fair value of each option granted is $0.0125 and was estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: dividend yield at 0%, risk-free interest rate of 1.84%, an expected life of 5 years, and volatility of 147%. The aggregate computed value of these options is $268,078, and this amount will be charged as an expense during the third quarter of 2020.

Additionally, on June 1, 2020, Mr. McGovern and the Company have agreed to satisfy the accrued wages for Mr. McGovern. Mr. McGovern will forfeit his accrued wages for the following considerations. The Company’s Board of Directors approved the conversion of up to fifty percent of Mr. McGovern’s accrued wages as of December 31, 2019 into common stock and the remaining balance will be converted into a note payable to Mr. McGovern. The conversion of the accrued wages and the convertible features of the note payable will convert into common stock of the Company and will have a conversion price of the $0.0138. The conversion price is based upon the closing price of the Company’s common stock on June 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: June 2, 2020	By:	/s/ George H. McGovern, III
George H. McGovern, III
Chairman & Chief Executive Officer